For Immediate Release
Liberated Syndication Inc. (LSYN)
November 22, 2021

Liberated Syndication Announces
Patrick Dolan Appointed to Board of Directors

Pittsburgh, PA – November 22, 2021 - Liberated Syndication Inc. (LSYN) ("Libsyn" or "the Company"), the industry's leading podcast hosting platform and advertising marketplace, today announced that it appointed Patrick Dolan, a veteran of the interactive advertising industry and seasoned operating executive, to its Board of Directors, effective November 22, 2021.

Mr. Dolan has been at the forefront of the digital media business for two decades. Mr. Dolan served as the President of the Interactive Advertising Bureau ("IAB") from 2017-2020 and as COO since 2007. The IAB is the leading trade organization whose members include more than 650 leading media companies, agencies, brands, and technology firms driving the digital marketing economy. At the IAB, Mr. Dolan led the organization through transformational growth, helping to increase membership and co-founding the IAB Mobile and Data Centers of Excellence, Digital Sales Certification Program, and the IAB Tech Lab. Under Mr. Dolan's leadership, the IAB also established the IAB Podcast Upfronts, a leading industry event connecting podcasters to agencies and brands.

"Patrick brings decades of digital media experience at both for-profit companies, as well as the most important trade organization, the IAB. He has been a long supporter of both Libsyn's business and the podcasting sector overall. As a board member, I know Patrick will contribute significantly to Libsyn's growth and help position the company to be a go-to-destination for podcasters for all of their needs," said, Libsyn's CEO, Bradley Tirpak.

Previously, Mr. Dolan served as the Director of International Finance and later as Director of Business Operations at DoubleClick, Inc., an early innovator in digital advertising services that Google acquired in 2008. At DoubleClick, Mr. Dolan was responsible for establishing international financial operations and for integrating new businesses that DoubleClick acquired, including Abacus.

Mr. Dolan has also served in executive roles at The Locomotion Channel, a cable channel co-owned by Hearst Entertainment and Corus Entertainment, and CFO of the Early Learning Coalition of South Florida, a not-for-profit with a budget of over $160 million. Earlier in his career, Mr. Dolan served as the director of finance for George Soros' network of philanthropic entities, the Open Society Institute, where he managed a budget of over $500 million disbursed in over 20 countries.

Mr. Dolan commented, "I am honored to join Libsyn's Board. As the first podcast hosting company, Libsyn has long been an innovator in the podcast industry. With the recent addition of the AdvertiseCast marketplace and the tremendous growth in podcast advertising, it is an exciting time in the Company's history. I hope to be able to support Libsyn's platform strategy and development of new value-added services for podcasters."

About Liberated Syndication

Liberated Syndication Inc. ("Libsyn") is a world leading podcast hosting platform and advertising marketplace that has been providing publishers with hosting, distribution, and monetization services since 2004. Libsyn hosts over 5.8 million media files from more than 75,000 podcasts and delivered over 6 billion downloads in 2020. Podcast producers choose Libsyn to measure their audience via IAB V2 certified stats, deliver popular audio and video episodes, distribute their content through smartphone apps (iOS and Android), and monetize via premium subscription services and advertising. The Company

also owns Auxbus, Glow, Pair Networks, and AdvertiseCast, the industry's leading podcast advertising marketplace connecting advertisers to podcasters.

Brands powered by Libsyn help all creators podcast better by providing innovative tools for creation, hosting, growth, and monetization. Visit Libsyn on the web at www.libsyn.com; Auxbus at www.auxbus.com; AdvertiseCast at www.advertisecast.com; and Pair Networks at www.pair.com. Investors can visit the Company at the "Investor Relations" section of Libsyn's website at https://investor.libsyn.com.

Liberated Syndication is headquartered in Pittsburgh with a world-class team in 16 cities including Nashville, Charleston, and New York City.

Contact:
At the Company:
Laurie Sims, President and Chief Operating Officer
Liberated Syndication
investor@libsyn.com

Jeremy Hellman, CFA, VP
The Equity Group Inc.
(212) 836-9626
jhellman@equityny.com